                                                                   EXHIBIT 5.1

                                   January 30, 1998


Perclose, Inc.
199 Jefferson Drive
Menlo Park, CA 94025

     RE:   REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about January 30, 1998 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 500,000 shares (the "Shares") of the corporation's Common Stock which are reserved for issuance under its 1997 Stock Plan and an additional 200,000 shares of the corporation's Common Stock reserved for issuance under its 1995 Director Option Plan (collectively, the "Plans"). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plans.

     It is our opinion that, when issued and sold in the manner described in the Plans and pursuant to the agreements which accompany each grant under the Plans, the Shares will be legally and validly issued, fully-paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                              Very truly yours,

                              WILSON SONSINI GOODRICH & ROSATI

                              /s/ WILSON SONSINI GOODRICH & ROSATI